EXHIBIT 10.13

Coregenic / PocketFinder

PocketFinder Branding and Website - Contract Agreement

This Agreement is made as of September 20, 2006 by and between Coregenic having offices at 2575 McCabe Way, Irvine, California (“Coregenic LLC”) and PocketFinder, having offices at 4999 E. La Palma Ave, Anaheim, California (“PocketFinder”).

Consulting Services

1.           Coregenic will design and create:  Logo identity mark visual design, Corporate color palette visual design, Brand style guideline document.  Logo identity mark usage guideline document, Corporate stationary identity package visual design:  (Business Card, Letterhead, Envelope), Website production, front-end programming and development, Information architecture design and development, Content production and development (Copywriting, Marketing content design), Customer account user interface and experience design, Pocket Finder Locator user interface and experience design, Spanish / French Canadian website content language translation and implementation, and Language selection data mining / logging system.

2.           Unless otherwise agreed in writing by the parties, the term of this Agreement will commence on the date specified in the Schedule (below).

Reporting and Meetings

3           PocketFinder, or a designated representative, shall be available to meet with Coregenic when reasonably required by Coregenic for the purposes of discussing the status of the Services.

4           Coregenic will meet regularly with PocketFinder (by remote communication facility if necessary) and report to PocketFinder on the status of the Services.  One meeting per week (or more if so desired) will be set for the remainder of the project cycle to discuss project directions and report on project status.

Consulting Rates, and Other Expenses

5.           Coregenic will provide Services to PocketFinder and will charge PocketFinder the fixed price as specified in this Agreement.

6.           Coregenic will not use the Means of Access (or any other methods of remote access) to access the Facilities for any purpose other than to provide the Services.

7.           Coregenic will take the following steps to ensure the security of the Facilities (insofar as the use of Coregenic’s systems and the Means of Access are concerned):

a)           ensuring that no passwords are stored in easily recognizable form on Coregenic’s own systems in circumstances where a breach of Coregenic)s own internal security may reveal them;

b)           ensuring that only those employees and contractors of Coregenic who are required to access the Facilities using Coregenic)s systems and the Means of Access are able to do so;

c)           ensuring that the Facilities are not capable of being accessed by a system or user, which transits Coregenic’s own systems.

8.           The cost of any Products (including any licensing that Coregenic is required to pay to obtain a sub-license in favor of the PocketFinder for any third party software) together with Coregenic’s own charge that it levies for handling and/or obtaining any relevant sub-licenses shall be a part of the fixed price of this Agreement.

Payment of Invoices

9.           PocketFinder shall pay an initial deposit (Phase I) of $11,960 to Coregenic to start the project, with a second (Phase II) payment of $3,500, with a third (Phase 111) payment of $4,225, with a final payment (Phase TV) of $4,225 upon completion.

10.           This Agreement shall be governed by the Confidentiality/ Non-Disclosure Agreement by and between PocketFinder and Coregenic LLC on September 20, 2006 (attached to and made a part hereof as Exhibit A to this Agreement).  The terms of this Agreement shall be enforceable on Coregenic)s and all of its employees as it is enforceable on PocketFinder Paragraph 9 of Exhibit A shall be changed to read as follows;  “This Agreement and its obligations of non-use and non-disclosure shall terminate as of February 2, 2010.”

Intellectual Property

11.           Unless otherwise agreed in writing by Coregenic, the copyright and all other rights relating to any software provided to PocketFinder by or on behalf of Coregenic pursuant to this Agreement (the “Intellectual Property”) will become the property of PocketFinder. Coregenic will hereby transfer all copyrights of work done under the “schedule” to PocketFinder upon payment in full.

12.           Upon payment in full for the Services provided by or on behalf of Coregenic pursuant to this Agreement, Coregenic grants PocketFinder an exclusive and transferable perpetual license to use the Intellectual Property for PocketFinder’s own business purposes, and in the case of the third party software, will obtain a sub-license in favor of the PocketFinder.

13.           Coregenic warrants to the PocketFinder that to the best of its knowledge, it has the right to grant the licenses referred to in this Agreement, and the use by PocketFinder of any software provided by Coregenic will not infringe the rights of any third party terms.

14.           Coregenic also grants PocketFinder the right to copy the Intellectual Property for the purposes of staff and subcontractor education and system backups.

15.           PocketFinder must not de-compile, disassemble, decrypt, extract or otherwise reverse engineer any part of any software that is provided to PocketFinder by Coregenic without Coregenic’s prior written consent terms.  All code change requests must be entered into the Coregenic project management system.  This methodology is to be followed by PocketFinder to communicate with the Coregenic development team.  This procedure is in place to protect both parties’.

16.           PocketFinder will indemnify and hold harmless Coregenic and its partners for any patent that his software may infringe.  Take no responsible of any intellectual property for and technology for PocketFinder.

Liability

17.           Certain provisions relating to the trading of goods and services and other statutes, rules and regulations in the USA may imply certain non-excludable warranties or conditions.  To the extent that they are not permitted to be excluded, (Coregenic’s liability for breach of such conditions or warranties and PocketFinder’s remedy In relation to such breaches shall be limited to:

a)           in the case of Products or software or other goods supplied by Coregenic, at Coregenic’s option:

i)           the replacement or repair of those Products or software or goods, or the supply of equivalent goods; or

ii)           the payment of the cost of replacing or repairing the Products or software or goods or of acquiring equivalent goods; and/or

b)           in the case of Services, at Coregenic’s option:

i)           supplying the Services again; or

ii)           the payment of the cost of having the Services supplied again.

Assistance and Facilities

19.           The PocketFinder will provide Coregenic with all reasonable assistance and facilities free of charge (Including without limitation of the Means of Access and the other Items referred to In the Schedule, office facilities, and liaison with the necessary officers and employees of the PocketFinder) in order to permit Coregenic to efficiently provide the Services.

No Poaching

20.           PocketFinder undertakes to Coregenic that It will not for a period of two years from the termination of this Agreement entice away or endeavor to entice away from Coregenic any employee of Coregenic.  PocketFinder acknowledges that the prohibition and restriction contained in this clause are reasonable in the circumstances and necessary to protect the business of Coregenic.

General

21.           Any notice required or contemplated by this Agreement shall be deemed to have been duly given if it is in writing, properly addressed and delivered personally or mailed by registered or certified mail, postage prepaid addressed or by fax or electronic mail to PocketFinder or Coregenic at the address set out in the Schedule or this Agreement or such other address nominated by a party in writing.

22.           Coregenic may arrange for subcontractors to perform any of Coregenic’s obligations under this Agreement.

23.           Coregenic will not be liable to the PocketFinder or to any third party for any nonperformance or delay in the performance of its obligations under this Agreement, if events or conditions beyond its reasonable control cause the non-performance or delay and Coregenic provide PocketFinder prompt notice thereof.

24.           This Agreement shall be governed by the laws of the State of California

Means of Remote Access:	PocketFinder office staff will have access to Coregenic’s client system, which will allow access to project status, files, and communications systems.

Restrictions on Remote Access:	None

The Items to be provided by the Customer:
Complete product photography, copywriting, product information and specifications, Model photos high-resolution, Product photos high-resolution, General website photos high resolution, PocketFinder company brand materials including style guide, brand guide, logo guide, all current collateral print materials and high resolution company logo in vector format.  PocketFinder will develop help content.

Exhibit A - Schedule

PocketFinder consumer brand Identity

A.)	Competitor, marketplace research and analysis in relation to brand development
B.)	Logo identity mark visual design
C.)	Corporate color palette visual design
D.)	Brand style guideline document
E.)	Logo identity mark usage guideline document
F.)	Corporate stationary identity package visual design: Business Card, Letterhead, Envelope

Task	Est. Hrs	$ Per Hr	Sub Total	X % overhead (-/+)	Total
Phage 1 - Brand Exploration, R&D	5	$100.00	$500.00
Phage II - Strategy	5	100.00	500.00
Phase III - Visual Design	30	100.00	3000.00
Phase IV - Application	25	100.00	2500.00
Phage V -– Implementation	53	100.00	500.00
			$7000.00	+10%	$7700.00
			$7000.00	+10%	$6300.00

Exhibit B - Schedule

A.)	Competitor, marketplace research and analysis
B.)	User interface prototyping, case studies, wireframes
C.)	Website visual design
C.)	Website production, front-end programming and development
D.)	Information architecture design and development
E.)	Content production and development (Copywriting. Marketing content design)
F.)	Customer account user interface and experience design
G.)	PocketFinder Locator user interface and experience design
H.)	Spanish / French Canadian website content language translation and implementation
I.)	Language selection data mining / logging system

Task	Est. Hrs	$ Per Hr	Sub Total	X % overhead (-/+)	Total
Project Exploration / R & D	4	$100.00	$500.00
Information Design	8	100.00	500.00
Visual Design	30	100.00	3000.00
Flash / Media Assets	20	100.00	2000.00
Production	24	100.00	2400.00
Programming	32	100.00	3200.00
Usability Testing	4	100.00	400.00
Competitive Analysis	2	100.00	200.00
Copywriting	10	100.00	1000.00
Language Translation (Human)	30	100.00	3000.00
QA / Testing	4	100.00	400.00
Deployment	3	100.00	300.00
			$16900.00	+10%	$18950.00
			$18590.00	+10%	$15210.00

Payment Schedule:

Payment Schedule / Milestones Due Dates	Amount:

Initial Deposit - Project Start	$116950 - September 20th
Second phase - Completion of Branding	$3,500 - October 20th
Third Phase - Visual design completion	$46225 - November 13th
Fourth Phase - Site Delivery	$4,225 - December 4th

On completion, website will be uploaded to Coregenic’s staging server for review. Website will not be uploaded to live production web server until final payment is received.

Total - $23,900

Signed on Behalf of	Signed on behalf of
(Coregenic LLC)	(PocketFinder)
Name: Michael Beydler	Name: Joseph Scalisi

/s/ Michael Beydler	/s/ Joseph Scalisi
Title: CEO	Title: President
Date: 9/20/06	Date: 9/20/06